Exhibit 99.1

Investor Contact:	Media Contact:
Raj Mehan	Jeanine Holquist
Investor Relations	Public Relations
(616) 698-4734	(616) 698-3765

TO BUSINESS EDITOR:

Steelcase Reports First Quarter Fiscal 2009 Results

GRAND RAPIDS, Mich., June 27 /PRNewswire-FirstCall/ — Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $815.7 million and net income of $22.1 million, or $0.16 per share.

Reported revenue increased 0.9 percent compared to $808.5 million in the prior year quarter, consistent with company estimates. As compared to the prior year, first quarter revenue included a $30.6 million benefit from currency translation effects and a $10.9 million unfavorable impact from dealer deconsolidations, net of acquisitions. The International segment reported 29.1 percent revenue growth driven by strength in Germany, the Middle East, Benelux, Africa and Latin America. North America reported a decline in revenue of 9.0 percent compared to a strong prior year quarter. In addition, the comparison included an unfavorable impact from dealer deconsolidations of $20.1 million which represented nearly half of the decline in North America.

Net income of $22.1 million, or $0.16 per share, was in line with company estimates of $0.14 to $0.19 per share. This compared to net income of $33.6 million, or $0.23 per share, in the same quarter last year.

Reported results included net restructuring costs of $(4.7) million after-tax which primarily related to facility rationalization and workforce reductions. Net restructuring costs were $(1.1) million after-tax in the prior year quarter.

Cost of sales was 66.8 percent of revenue, a 30 basis point decrease compared to the prior year. North America cost of sales fell 190 basis points, driven by a $3.8 million favorable property tax settlement and the benefits of prior restructuring actions, offset in part by steel and fuel related inflation. The improvement in the North America segment was largely offset by increases in cost of sales as a percent of revenue within the International segment and Other category. The International performance was negatively impacted by currency effects in the U.K. and higher costs of sales in a few small markets. Cost of sales increased in the Other category as a result of lower overhead absorption and temporary inefficiencies related to current restructuring actions. In addition, the prior year quarter included lease termination gains in our Financial Services subsidiary.

Gross margin of 32.6 percent was essentially flat compared to the prior year. The current quarter included $(4.8) million in restructuring costs as compared to $(1.7) million in the prior year.

"The revenue diversification strategy we have been focused on is generating benefits," said James P. Hackett, president and CEO. "Our growth in new geographies and vertical markets in North America is providing a degree of stability in an otherwise volatile demand environment."

Operating expenses increased to $227.0 million or 27.8 percent of revenue from $215.7 million or 26.7 percent of revenue in the prior year. The increase in absolute dollars was primarily driven by unfavorable currency translation effects, offset in part by lower variable compensation expense.

Operating income of $36.8 million compared with $48.3 million in the prior year. Restructuring costs totaled $(7.2) million in the current quarter compared to $(1.7) million in the prior year.

Other income, net decreased to $1.5 million from $7.4 million in the prior year, largely due to lower interest income.

Cash and short-term investments decreased to $143.0 million from $264.0 million at the end of fiscal 2008 due to normal seasonal disbursements associated with annual bonus payments and retirement plan contributions, as well as share repurchases. The company repurchased approximately 3.8 million shares in the first quarter at a total cost of $46.3 million. The company has approximately $228 million remaining on its current repurchase authorization.

"Global inflationary pressures have accelerated in recent months, particularly in the areas of steel and fuel related commodities," said David C. Sylvester, vice president and CFO. "While price adjustments are being implemented to address the initial wave of inflation, the realization of benefits will take some time, plus inflation continues to escalate."

Outlook

The company expects second quarter fiscal 2009 revenue to increase three to seven percent over the prior year revenue of $825.2 million. The revenue estimate includes favorable currency translation effects of approximately $25 million.

Steelcase expects to report earnings for the second quarter of fiscal 2009 between $0.15 and $0.20 per share, including restructuring costs of approximately $(7) million after-tax. The earnings estimate also includes increased effects of commodity inflation of $15 to $20 million compared to the prior year.

The company reported earnings of $0.26 per share in the second quarter of the prior year, including restructuring credits of $1.0 million after-tax. In addition, the prior year results benefited from significantly higher other income, net related to non-operating gains and interest income.

Mr. Hackett concluded, "As we manage our business through the current turbulence of inflation and economic uncertainty, we are excited to see many of our growth strategies come to life, including the launch of Coalesse, our new brand that addresses the boundaries between work and life, and the introduction of several award-winning new products at our recent industry trade show, NeoCon."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 30, 2008	May 25, 2007	% Change

Revenue
North America (1)	$430.7	$473.2	(9.0)%
International (2)	252.8	195.8	29.1%
Other (3)	132.2	139.5	(5.2)%
Consolidated Revenue	$815.7	$808.5	0.9%

Operating Income
North America	$34.3	$34.4
International	12.4	13.1
Other	(4.2)	7.7
Corporate (4)	(5.7)	(6.9)
Consolidated Operating Income	$36.8	$48.3

Operating Income Percent	4.5%	6.0%

Business Segment Footnotes
(1) The North America segment consists of the Steelcase Group, Turnstone, Nurture by Steelcase and Financial Services (for fiscal 2009 only).
(2) The International segment includes all manufacturing and sales operations outside the U.S. and Canada.
(3) The Other category includes the Coalesse Group, PolyVision and IDEO subsidiaries (and Financial Services for fiscal 2008 only).
(4) Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 30, 2008		May 25, 2007

Revenue	$815.7	100.0%	$808.5	100.0%
Cost of sales	544.7	66.8	542.8	67.1
Restructuring costs	4.8	0.6	1.7	0.2
Gross profit	266.2	32.6	264.0	32.7
Operating expenses	227.0	27.8	215.7	26.7
Restructuring costs	2.4	0.3	-	-
Operating income	$36.8	4.5%	$48.3	6.0%

Gross profit, as reported	$266.2	32.6%	$264.0	32.7%
Restructuring costs	4.8	0.6	1.7	0.2
Gross profit, excluding restructuring costs	$271.0	33.2%	$265.7	32.9%

Operating income, as reported	$36.8	4.5%	$48.3	6.0%
Restructuring costs	7.2	0.9	1.7	0.2
Operating income, excluding restructuring costs	$44.0	5.4%	$50.0	6.2%

North America
	(Unaudited)
	Three Months Ended
	May 30, 2008		May 25, 2007

Revenue	$430.7	100.0%	$473.2	100.0%
Cost of sales	288.3	66.9	325.6	68.8
Restructuring costs	2.8	0.7	1.7	0.4
Gross profit	139.6	32.4	145.9	30.8
Operating expenses	104.4	24.2	111.5	23.5
Restructuring costs	0.9	0.2	-	-
Operating income	$34.3	8.0%	$34.4	7.3%

Gross profit, as reported	$139.6	32.4%	$145.9	30.8%
Restructuring costs	2.8	0.7	1.7	0.4
Gross profit, excluding restructuring costs	$142.4	33.1%	$147.6	31.2%

Operating income, as reported	$34.3	8.0%	$34.4	7.3%
Restructuring costs	3.7	0.9	1.7	0.4
Operating income, excluding restructuring costs	$38.0	8.9%	$36.1	7.7%

International
	(Unaudited)
	Three Months Ended
	May 30, 2008		May 25, 2007

Revenue	$252.8	100.0%	$195.8	100.0%
Cost of sales	170.3	67.4	128.4	65.6
Restructuring benefits	(0.4)	(0.2)	-	-
Gross profit	82.9	32.8	67.4	34.4
Operating expenses	69.8	27.6	54.3	27.7
Restructuring costs	0.7	0.3	-	-
Operating income	$12.4	4.9%	$13.1	6.7%

Gross profit, as reported	$82.9	32.8%	$67.4	34.4%
Restructuring benefits	(0.4)	(0.2)	-	-
Gross profit, excluding restructuring benefits	$82.5	32.6%	$67.4	34.4%

Operating income, as reported	$12.4	4.9%	$13.1	6.7%
Restructuring costs	0.3	0.1	-	-
Operating income, excluding restructuring costs	$12.7	5.0%	$13.1	6.7%

Other
	(Unaudited)
	Three Months Ended
	May 30, 2008		May 25, 2007

Revenue	$132.2	100.0%	$139.5	100.0%
Cost of sales	86.1	65.1	88.8	63.7
Restructuring costs	2.4	1.8	-	-
Gross profit	43.7	33.1	50.7	36.3
Operating expenses	47.1	35.7	43.0	30.8
Restructuring costs	0.8	0.6	-	-
Operating (loss) income	$(4.2)	(3.2)%	$7.7	5.5%

Gross profit, as reported	$43.7	33.1%	$50.7	36.3%
Restructuring costs	2.4	1.8	-	-
Gross profit, excluding restructuring costs	$46.1	34.9%	$50.7	36.3%

Operating (loss) income, as reported	$(4.2)	(3.2)%	$7.7	5.5%
Restructuring costs	3.2	2.4	-	-
Operating (loss) income, excluding restructuring costs	$(1.0)	(0.8)%	$7.7	5.5%

Corporate
	(Unaudited)
	Three Months Ended
	May 30, 2008	May 25, 2007

Operating expenses	$5.7	$6.9

Webcast
Steelcase will discuss first quarter fiscal 2009 results and its business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at http://www.steelcase.com/ir . Supporting presentation slides will be available on the company's website concurrent with the distribution of the earnings release.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: first quarter gross profit, excluding restructuring costs for the current and prior year in dollars and as a percentage of revenue and first quarter operating income, excluding restructuring costs, for the current and prior year in dollars and as a percentage of revenue, on a consolidated basis and for each business segment. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of over 600 independent and company-owned dealers and approximately 13,500 employees worldwide. Fiscal 2008 revenue was $3.4 billion. Learn more at http://www.steelcase.com .

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 30,	May 25,
	2008	2007

Revenue	$815.7	$808.5
Cost of sales	544.7	542.8
Restructuring costs	4.8	1.7
Gross profit	266.2	264.0
Operating expenses	227.0	215.7
Restructuring costs	2.4	-
Operating income	36.8	48.3
Interest expense	(4.3)	(4.4)
Other income, net	1.5	7.4
Income before income taxes	34.0	51.3
Income tax expense	11.9	17.7
Net income	$22.1	$33.6

Basic and diluted per share data:
Basic earnings per share	$0.16	$0.23
Diluted earnings per share	$0.16	$0.23
Dividends declared and paid per common share	$0.15	$0.15
Weighted average shares outstanding - basic	136.1	145.5
Weighted average shares outstanding - diluted	136.6	146.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	May 30,	February 29,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$88.7	$213.9
Short-term investments	54.3	50.1
Accounts receivable, net	395.8	397.0
Inventories	170.4	146.7
Other current assets	134.4	127.0
Total current assets	843.6	934.7

Property and equipment, net	487.6	478.4
Company-owned life insurance	213.8	210.6
Goodwill and other intangible assets, net	265.4	265.6
Other assets	230.8	235.1
Total assets	$2,041.2	$2,124.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$247.7	$246.9
Short-term borrowings and current portion of long-term debt	8.1	8.2
Accrued expenses:
Employee compensation	143.1	181.3
Employee benefit plan obligations	21.2	39.0
Other	227.2	207.6
Total current liabilities	647.3	683.0

Long-term liabilities:
Long-term debt less current maturities	252.0	250.5
Employee benefit plan obligations	183.3	183.4
Other long-term liabilities	77.1	96.6
Total long-term liabilities	512.4	530.5
Total liabilities	1,159.7	1,213.5

Shareholders' equity:
Common stock	72.2	114.7
Additional paid in capital	5.8	5.0
Accumulated other comprehensive income	27.9	17.4
Retained earnings	775.6	773.8
Total shareholders' equity	881.5	910.9
Total liabilities and shareholders' equity	$2,041.2	$2,124.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 30,	May 25,
	2008	2007

OPERATING ACTIVITIES
Net income	$22.1	$33.6
Depreciation and amortization	22.2	22.1
Changes in operating assets and liabilities	(113.7)	(108.1)
Other, net	12.6	7.5

Net cash used in operating activities	(56.8)	(44.9)

INVESTING ACTIVITIES
Capital expenditures	(17.9)	(12.6)
Changes in investments, net	5.0	(23.2)
Proceeds from the disposal of fixed assets	2.8	14.4
Other, net	4.4	7.8

Net cash used in investing activities	(5.7)	(13.6)

FINANCING ACTIVITIES
Repayments of long-term debt, net	(0.5)	(0.4)
Dividends paid	(20.3)	(22.1)
Common stock repurchases	(46.3)	(69.6)
Common stock issuances	0.2	9.9
Other, net	3.7	3.6

Net cash used in financing activities	(63.2)	(78.6)

Effect of exchange rate changes on cash and cash equivalents	0.5	3.5

Net decrease in cash and cash equivalents	(125.2)	(133.6)
Cash and cash equivalents, beginning of period	213.9	527.2
Cash and cash equivalents, end of period	$88.7	$393.6